UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 26, 2001


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.       OTHER EVENTS

     On July 26, 2001, Calpine Corporation announced strong earnings for the three and six months ended June 30, 2001, reflecting the company's outstanding plant performance and continued expansion in key North American power markets. Net income from recurring operations for the quarter was $132.2 million, representing a 122% increase compared to net income of $59.5 million for the second quarter of 2000. After nonrecurring merger costs of $0.07 per share connected to the Encal merger, second quarter profit was $107.7 million, or $0.32 per share.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)     Not applicable.

(b)     Not applicable.

(c)     Exhibits.

          99.0 Press release dated July 26, 2001, announcing financial and operating results for the three and six months ended June 30, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                          -----------------------------
                              Charles B. Clark, Jr.
                          Vice President and Controller
                            Chief Accounting Officer
July 26, 2001

EXHIBIT 99.0



NEWS RELEASE                                               Contact: 408/995-5115
                                       Media Relations:  Katherine Potter, X1168
                                        Investor Relations:  Rick Barraza, X1125

                     CALPINE REPORTS SECOND QUARTER 2001 EPS
                       OF $0.39 FROM RECURRING OPERATIONS

            Strong Earnings Expected to Continue for 2001 and Beyond


     (SAN  JOSE,  CALIF.)  July  26,  2001  -  San  Jose,  Calif.-based  Calpine
Corporation [NYSE:CPN], the nation's leading independent power company, announced today strong earnings for the three and six months ended June 30, 2001, reflecting the company's outstanding plant performance and continued expansion in key North American power markets.

     For the quarter, diluted earnings per share from recurring operations (before the deduction of nonrecurring merger costs of $0.07 per share incurred in connection with the Encal Energy Ltd. (Encal) pooling of interests transaction) were $0.39 per share, an increase of 95% from the same period last year. Net income from recurring operations for the quarter was $132.2 million, representing a 122% increase compared to net income of $59.5 million for the second quarter of 2000. Revenue for the quarter increased 284% to $1.6 billion, from $417 million a year ago. Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) rose 70% to $317.2 million for the quarter, compared to $186.9 million a year ago.

     For the first half of 2001, diluted earnings per share from recurring operations (before the deduction of nonrecurring merger costs of $0.07 per share incurred in connection with the Encal pooling of interests transaction) rose 168% to $0.75 per share. Net income from recurring operations was $254.9 million, an increase of 216% compared to net income of $80.6 million for the same period in 2000. Revenue for the first six months was $3.0 billion, an increase of 327% from $702 million a year ago. EBITDA for the first six months rose 114% to $642.9 million, from $300.9 million in 2000. Total assets as of June 30, 2001 were approximately $16.0 billion, up 55% from $10.3 billion at December 31, 2000.

     As a result of the completion of the Encal pooling of interests transaction, the financial results for the quarter and six months ended June 30, 2000 and for the quarter ended March 31, 2001 have been restated to include Encal. The quarter and six months ended June 30, 2001 benefited primarily from the continued execution of Calpine's program to own and operate low-cost generating facilities in key U.S. power markets and through Calpine Energy Services' successful power systems program.

     "It was a great quarter for Calpine. Our performance validates the effectiveness of our strategy of acquiring and developing systems of clean, fuel-efficient power generating facilities in key power markets," stated Calpine President and CEO Peter Cartwright. "Our unique systems approach enables Calpine to better serve our customers, secure strong long- and short-term contracts, lower costs and maximize value."

     "Calpine's outlook remains strong. We've established a first-mover advantage in Texas, California and New England, with programs to expand in other high-growth markets," added Cartwright. "Calpine has the projects, the equipment, the capital and an exceptional team of energy professionals in place to execute our business strategy. More important, our outstanding earnings reflect this proven track record. Calpine expects continued strong financial results through the balance of 2001 and beyond, with 2001 year-end earnings from recurring operations to be approximately $2.00 per share."

         Highlights of recent activities include:

     Development Program - Calpine leads the nation in the acquisition and development of modern natural gas-fired energy centers. The company is expanding its fleet of high-efficiency generating facilities to ensure Calpine remains the low-cost generator in the markets it serves.

o Westbrook Energy Center Enters Commercial Operations - Calpine's Westbrook Energy Center is in full operations, providing up to 525 megawatts of high-efficiency electricity to the New England Power Pool. Located in Westbrook, Maine, this modern, combined-cycle facility is Calpine's fifth New England plant to enter the region's power market. Calpine can lay claim to the most modern power generating fleet serving the New England power system. To date, the company produces approximately 1,200 megawatts of low-cost electricity for the region.

o New Arizona Energy Center Delivering Needed Power - Calpine's South Point Energy Center is in full operations, delivering up to 540 megawatts of needed electricity to Arizona and the Tri-state wholesale power markets. Located at the Fort Mojave Indian Reservation in Mohave County, Ariz., South Point is the first merchant power plant to enter operations in the state.

o Calpine Fires Up First Major California Plant in Over a Decade - In a milestone for California, Calpine's 540-megawatt Sutter Energy Center entered operations just in time to help meet peak summer demand. Located near Sacramento, Sutter is the first major combined-cycle facility licensed and built in California in over a decade. Sutter is contracted to deliver electricity to a variety of wholesale customers including California's Department of Water Resources (DWR), the Sacramento Municipal Utility District, and the Modesto and Turlock Irrigation Districts.

o Calpine Brings Additional Generation to California - Calpine's 555-megawatt Los Medanos Energy Center in Pittsburg, Calif., is providing needed electricity to the San Francisco Bay Area. Los Medanos is the second major combined-cycle facility to be licensed and built in California in over a decade. The natural gas-fired facility will provide a long-term supply of affordable electricity to California's DWR and other wholesale customers. As a cogenerator, the facility also provides a long-term supply of electricity and steam to USS-Posco Industries.

o Hog Bayou Energy Center Enters Operations - Calpine's 245-megawatt Hog Bayou Energy Center is in full operations. Located in Mobile, Ala., this combined-cycle, gas-fired facility is serving the fast-growing Southeast electric power market. Calpine owns a 67 percent interest in the plant.

o Aries Energy Center Enters First Phase of Operations - Calpine's Pleasant Hill, Mo. Aries Power Project entered simple-cycle operations and is generating 320 megawatts for sale to Missouri Public Service. The company expects to convert the facility to combined-cycle in late 2001. The Aries project is a joint venture between Calpine and Aquila, Inc.

o Calpine to Acquire 1,200-Megawatt Gas-Fired Plant in UK - Calpine entered the United Kingdom power market, with plans to acquire a 1,200-megawatt natural gas-fired facility at Saltend near Hull, Yorkshire. The Saltend Energy Centre entered commercial operations in November 2000 and is one of the largest and most efficient natural gas-fired power plants in England. Calpine plans to selectively capitalize on its core power competencies developed in North America in strategic European markets including the United Kingdom, Italy and Spain.

o Calpine Expands Canadian Power Portfolio - Calpine plans to acquire and assume operations of two Canadian power generating facilities, which will add 275 net megawatts of strategic natural gas-fired generation to its Canadian power portfolio. Calpine will acquire a 100 percent interest in the 250-megawatt Island Cogeneration facility near Campbell River, British Columbia and a 50 percent interest in the 50-megawatt Whitby Cogeneration facility in Whitby, Ontario. Both facilities provide energy for industrial processing under long-term contracts.

o Calpine Begins Construction of California Peaking Facility - Construction is under way for the 135-megawatt Gilroy Peaking Energy Center at Calpine's existing Gilroy, Calif. cogeneration plant. Calpine is adding three 45-megawatt simple-cycle gas turbines in the first of a two-phase process. Phase One is expected to be commercial by September 2001. Three additional 45-megawatt generators will be installed in Phase Two, with full build-out estimated for May 2002. The Gilroy peaking facility will deliver a long-term supply of electricity to California's DWR.

o Lost Pines 1 Enters Operations - Located in Bastrop County, the Lost Pines 1 Energy Center is providing up to 500 megawatts of electricity for the Central Texas power market. The facility, which entered operations early this summer, is a joint development of Calpine and GenTex Power Corporation, a Lower Colorado River Authority (LCRA) affiliate. Calpine is selling half the output to Texas wholesale customers. GenTex is selling the remaining output to LCRA's customers.

o Calpine Acquires Otay Mesa Energy Center - Calpine completed the acquisition of the 500-megawatt Otay Mesa Generating Project in San Diego County. Calpine will build, own and operate the facility, and PG&E National Energy Group will contract for up to 250 megawatts of capacity. Construction is expected to begin later this summer, with completion targeted for mid-2003.

o Calpine Receives Approval For New Florida Plant - The Florida Power Plant Siting Board granted final state regulatory approval for Calpine's proposed 529-megawatt Osprey Energy Center. Calpine will construct the facility adjacent to its Auburndale, Fla. cogeneration plant. Osprey will provide output under a long-term contract to Seminole Electric Cooperative.

o CEC Recommends Approval for Metcalf Energy Center - The California Energy Commission's (CEC) Presiding Members' Proposed Decision recommends approval of the Metcalf Energy Center in south San Jose. A joint development of Calpine and Bechtel Holdings, Metcalf will generate 600 megawatts of needed generation for California's Silicon Valley.

o Calpine Announces New Wisconsin Energy Center - Calpine is developing a 900-megawatt natural gas-fired facility to serve the growing Wisconsin power market. Under separate 10-year contracts, the Sherry Energy Center will supply 225 megawatts and 141 megawatts of electricity to Wisconsin Electric Power Company and Wisconsin Public Service Company, respectively. Simple-cycle production is expected to begin in mid-2002, with the combined-cycle build-out in place by mid-2004. Calpine plans to sell the balance of the plant's output to other Wisconsin utilities and wholesale power purchasers.

o Calpine Enters Michigan Power Market - Calpine is developing a 1,030-megawatt natural gas-fired facility in Berrien, Mich. The proposed Berrien Energy Center is Calpine's first Michigan development project. Calpine is targeting a commercial operation date of 2004.

o Russell City Energy Center Approved for Expedited Review - Calpine and Bechtel Holdings met the CEC's data adequacy requirements for a proposed 600-megawatt natural gas-fired facility in Hayward, Calif. The Russell City Energy Center is the first combined-cycle energy project to meet the CEC's stringent qualifications for a six-month review.

o Calpine Acquires WRMS Engineering - Calpine acquired WRMS Engineering, an engineering, construction and project management services company based in Walnut Creek, Calif. With over 100 employees, WRMS is an acknowledged leader in designing and engineering high reliability facilities for the digital economy. WRMS significantly enhances Calpine's critical power capabilities.

o Calpine Launches Critical Energy Facility - Calpine launched plans for the 180-megawatt Los Esteros Critical Energy Facility. Located in San Jose, Calif., Calpine's c*Power program will supply U.S. DataPort's planned San Jose Internet Campus with highly reliable critical power and ancillary services. Calpine is accelerating construction of the facility to provide California's DWR with 180 megawatts of peaking capacity and energy beginning in the summer of 2002 through April 30, 2005.


o Calpine Announces Inland Empire Energy Center - Calpine is planning a 600-megawatt combined-cycle facility for southwestern Riverside County, Calif. The proposed Inland Empire Energy Center will help relieve Southern California's constrained power grid. Permitting activities are under way, with construction scheduled to begin in mid-2002. Calpine expects to begin energy deliveries in late 2004.


Calpine Energy Services - Calpine's systems approach to the power market allows the company to create energy programs to best meet its customers' unique energy profiles from a variety of power facilities. This pooling approach to power marketing enables Calpine to lower costs and enhance value for the company's customers and shareholders.

o PG&E Assumes Calpine's QF Contracts - Pacific Gas and Electric Company (PG&E) assumed Calpine's modified Qualifying Facility (QF) contracts on July 12. All past due receivables under the QF contracts will be paid to Calpine, with interest, upon the effective date of a confirmed plan of reorganization. As of April 6, 2001, Calpine had recorded approximately $266 million in accounts receivable with PG&E.

o Calpine Signs Up Reliant Energy for 1,000 Megawatts - Under two 5-year agreements, beginning January 1, 2002, Calpine will deliver 1,000 megawatts of power to Reliant Energy. Calpine plans to serve Reliant's load from its Electric Reliability Council of Texas (ERCOT) system of gas-fired facilities. Calpine is the largest independent power producer in Texas.

o Calpine to Sell up to 3,000 Megawatts to Shell - Calpine will be the exclusive provider of up to 3,000 megawatts of electricity to Shell Energy. Under a 5-year agreement, Calpine will service Shell through its system of high-efficiency generating facilities across Texas. With the Shell and Reliant announcements, Calpine has sold approximately 85 percent of its ERCOT output for the next few years.


Fuels Program - Calpine continues to expand and diversify its fuels program to lower costs and maximize value of its North American energy centers.

o Calpine Strengthens Strategic Natural Gas Reserves - Calpine will soon add up to 236 billion cubic feet equivalent (bcfe) of proved, natural gas reserves. In the second quarter, Calpine acquired approximately 30 bcfe of natural gas reserves in the western San Juan Basin in New Mexico. By August, Calpine expects to acquire an additional 206 bcfe of proved reserves and a high quality drilling location within a 94,000-acreage position near Calpine's south Texas Magic Valley and Hidalgo Energy Centers.

o Calpine Completes Successful Open Season for Sonoran Pipeline - Calpine and Kinder Morgan received significant interest in the proposed Sonoran Pipeline project during the open season. More than 1 billion cubic feet
     (bcf) per day of binding precedent agreement and non-binding expressions of interest were received for Phase One of the pipeline, which would run from the San Juan Basin in New Mexico to Needles and Topock near the California border. Another 1.5 bcf per day of non-binding commitments and expressions of interest were received for Phase Two of the pipeline, which would extend the pipeline from the California border to the San Francisco Bay Area.


Calpine Finance Company - Calpine Finance continues to lower Calpine's cost of capital while maximizing the value of the company's portfolio.

o Calpine Completes $1 Billion Refinancing Program - Calpine repaid approximately $874 million of project debt and redeemed all $105 million principal amount of its 9-1/4% Senior Notes Due 2004 with proceeds from its Zero-Coupon Debentures issued in April.


Earnings Conference Call

     Calpine will host a conference call to review second quarter results. Calpine's unaudited consolidated condensed statements of operations for the three and six months ended June 30, 2001 and 2000 are attached. The conference call will take place on Thursday, July 26, 2001, at 7:30 am PDT. The call is available in a listen-only mode by calling 1-877-715-5321 five minutes prior to the start of the conference call. International callers should dial 1-973-321-1030. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Calpine's web site at www.calpine.com.


About Calpine

     Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient, natural gas-fired generation and is the world's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in North America. To date, the company has approximately 34,600 megawatts of base load capacity and 8,000 megawatts of peaking capacity in operation, under construction, pending acquisitions and in announced development in 29 states, the United Kingdom and Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its web site at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations, including pending changes in California, and anticipated deregulation of the electric energy industry, (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations, (iii) cost estimates are preliminary and actual costs may be higher than estimated, (iv) the assurance that the Company will develop additional plants, (v) a competitor's development of a lower-cost generating gas-fired power plant, (vi) the risks associated with marketing and selling power from power plants in the newly competitive energy market, (vii) the risks associated with marketing and selling combustion turbine parts and components in the competitive combustion turbine parts market, (viii) the risks associated with engineering, designing and manufacturing combustion turbine parts and components, or (ix) delivery and performance risks associated with combustion turbine parts and components attributable to production, quality control, suppliers and transportation. You are also cautioned that the California energy market remains uncertain. The Company's management is working closely with a number of parties to resolve the current uncertainty. This is an ongoing process and, therefore, the outcome cannot be predicted. It is possible that any such outcome will include changes in government regulations, business and contractual relationships or other factors that could materially affect the Company; however, the Company believes that a final resolution of the situation in the California energy market will not have a material adverse impact on the Company. For example, Pacific Gas and Electric Company (PG&E) has recently agreed with the Company to assume all of the Company's Qualifying Facility contracts with PG&E in bankruptcy . You are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
            For the Three and Six Months Ended June 30, 2001 and 2000
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                    Three Months Ended                 Six Months Ended
                                                                          June 30,                         June 30,
                                                               ------------------------------- -------------------------------
                                                                     2001        2000              2001            2000
                                                               ------------------------------- -------------------------------
Revenue:
  Electric generation and marketing revenue...............     $ 1,257,340   $   341,611       $ 2,307,407     $   547,679
  Oil and gas production and marketing revenue............         343,012        69,652           628,871         136,627
  Income from unconsolidated investments in
    power projects........................................           1,600         4,843             2,163          14,617
  Other revenue...........................................          10,921         1,050            14,183           3,431
                                                               -----------   -----------       -----------     -----------
     Total revenue........................................       1,612,873       417,156         2,952,624         702,354
                                                               -----------   -----------       -----------     -----------

Cost of revenue:
  Power plant generating and marketing expense............         731,497        78,722         1,283,232         131,607
  Oil and gas production and marketing expense............         245,638        25,104           398,549          55,543
  Fuel expenses...........................................         228,430       104,044           485,444         177,696
  Depreciation expenses...................................          72,144        50,702           144,157          95,815
  Operating lease expenses................................          27,449        10,672            55,460          21,130
  Other expenses..........................................           3,490         1,280             5,989           2,780
                                                               -----------   -----------       -----------     -----------
     Total cost of revenue................................       1,308,648       270,524         2,372,831         484,571
                                                               -----------   -----------       -----------     -----------

Gross profit..............................................         304,225       146,632           579,793         217,783

Project development expenses..............................           4,372         5,228            20,211           9,390
General and administrative expenses.......................          50,537        18,508            86,622          28,740
Nonrecurring merger costs.................................          35,606            --            41,627              --
                                                               -----------   -----------       -----------     -----------
     Income from operations...............................         213,710       122,896           431,333         179,653

Other expense (income):
Interest expense..........................................          43,331        18,202            63,256          39,955
Distributions on trust preferred securities...............          15,387         9,085            30,562          16,063
Interest income...........................................         (20,531)       (5,615)          (39,889)        (13,177)
Other (income) expense, net...............................          (3,291)          178            (9,018)           (380)
                                                               -----------   -----------       -----------     ------------
     Income before provision for income taxes.............         178,814       101,046           386,422         137,192

Provision for income taxes................................          69,849        41,538           158,830          56,583
                                                               -----------   -----------       -----------     -----------
     Income before extraordinary charge and cumulative effect
        of a change in accounting principle..................      108,965        59,508           227,592          80,609
     Extraordinary charge, net of tax benefit.............          (1,300)           --            (1,300)             --
     Cumulative effect of a change in accounting principle              --            --             1,036              --
                                                               -----------   -----------       -----------     -----------
     Net income...........................................     $   107,665   $    59,508       $   227,328     $    80,609
                                                               ===========   ===========       ===========     ===========

Basic earnings per common share:
     Weighted average shares of common stock outstanding..         302,729       271,505           301,641         270,516
     Income before extraordinary charge and cumulative effect
        of  a change in accounting principle..............     $      0.36   $      0.22       $      0.75     $      0.30
     Extraordinary charge.................................     $        --   $        --       $        --     $        --
     Cumulative effect of a change in accounting principle     $        --   $        --       $        --     $        --
                                                               -----------   -----------      ------------     -----------
     Net income...........................................     $      0.36   $      0.22       $      0.75     $      0.30
                                                               ===========   ===========       ===========     ===========

Diluted earnings per common share:
     Weighted average shares of common stock outstanding
        before dilutive effect of certain convertible
        securities........................................         318,255       287,271           317,544         286,439
     Income before dilutive effect of certain convertible
        securities, extraordinary charge and change in
        accounting principle..............................     $      0.34   $      0.21       $      0.71     $      0.28
     Dilutive effect of certain convertible securities (1)     $     (0.02)  $     (0.01)      $     (0.03)    $        --
                                                               -----------   -----------       -----------     -----------
     Income before extraordinary charge and cumulative effect
        of  a change in accounting principle..............     $      0.32   $      0.20       $      0.68     $      0.28
     Extraordinary charge.................................     $        --   $        --       $        --     $        --
     Cumulative effect of a change in accounting principle     $        --   $        --       $        --              --
                                                               -----------   -----------       -----------     -----------
     Net income...........................................     $      0.32   $      0.20       $      0.68     $      0.28
                                                               ===========   ===========       ===========     ===========
     EBITDA (2)...........................................     $   317,172   $   186,902       $   642,916     $   300,864



1 Includes the effect of the assumed conversion of the certain convertible securities. For the three and six months ended June 30, 2001, the assumed conversion calculation adds 41,964 and 49,379 shares of common stock and $7,507 and $20,838 to the net income results, representing the after tax expense on certain convertible securities avoided upon conversion.

2 This non-GAAP measure is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expenses, plus depreciation and amortization, plus distributions on trust preferred securities.